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                                  Exhibit 23.3

                    CONSENT OF INTERNATIONAL DATA CORPORATION

International Data Corporation ("IDC") hereby consents to the inclusion in the Bluestone Software, Inc. registration statement of the following information attributed to IDC and derived from IDC reports and consents to the filing of the consent as an exhibit to the registration statement:

The increase of users and business activities on the Web has created a large and growing market for Web application software as existing businesses and new Web-based enterprises foster new revenue streams, significantly broaden information deployment, enable inter-enterprise collaboration and strive to reduce the cost of maintaining an ever-changing technology infrastructure. An International Data Corporation report estimates that Internet-centric software, which accounted for $4.0 billion in revenue in 1997, will approach $16.0 billion in revenue by 2000 due to aggressive corporate adoption.


International Data Corporation

By:        /s/ R. Paul Mason
-------------------------------------------
    Name:  R. Paul Mason

Title:  V.P. Information Software Research

Dated:   January 1, 2000